Exhibit 99.1

Press Release	Source: Think Partnership Inc.

Think Partnership Completes Acquisition of iLead Media, an Industry Leader in Online Sales Lead Generation

Addition of iLead Media, and its consistent revenue generation results, further establishes THK as a major player in the online marketing space from a company recognized by the Internet’s affiliate advertising industry for its “Best Practices”

CLEAWATER, Fla. —(BUSINESS WIRE)—May 24, 2005 — Think Partnership Inc. (“THK”) (AMEX:THK - News; the Company) today announced that the Company has completed its acquisition of iLead Media, Inc., a Utah corporation (“iLead”), with iLead becoming a wholly owned subsidiary of the Company. iLead is engaged in the business of online sales lead generation. The Company had previously announced that it had entered into a merger agreement to acquire iLead on May 2, 2005. See www.ileadmedia.com for more information.

In closing the acquisition, the Company is paying the shareholders of iLead an aggregate of $9,206,720 in cash and will issue to them an aggregate of 4,649,859 shares of the Company’s common stock. Further, the shareholders of iLead may receive aggregate earnout payments of up to $18 million based on the aggregate pre-tax earnings of iLead for the first 12 calendar quarters following the closing. To the extent earned, up to $9 million of the earnout payment will be paid in shares of the Company’s common stock valued at the average closing price per share for the last five trading days of the first twelve calendar quarters, and up to $9 million (less a percentage thereof which the Company has agreed to contribute to iLead to fund a bonus pool for the pre-acquisition employees of iLead) will be paid in cash. The shareholders are also entitled to an additional cash payment of $250,000 if, at any time during the five month period after the closing, iLead’s unrestricted cash exceeds certain targets and at the same time its accounts receivable and cash exceed its liabilities by at least $1.00. Additionally, the Company has agreed to issue to the shareholders of iLead warrants to purchase an aggregate of up to 135,000 shares of the Company’s common stock at the closing of the acquisition at an exercise price of $2.75 per share. The Company has agreed to grant certain registration rights with respect to shares of the Company’s common stock issued as part of the consideration of the acquisition, including any earnout shares and shares acquired upon exercise of the warrants.

The Company announced that it drew on part of its credit line with Wachovia Bank to pay the cash portion of the closing consideration.

iLead Chief Executive Officer Brady Whittingham, and iLead vice presidents David Nelson and Robert Seolas, have entered into multi-year employment agreements and will continue to manage iLead’s business.

Think Partnership President and interim Chief Executive Officer Scott P. Mitchell, stated, “iLead Media and its expertise in direct online marketing will add significantly to the capabilities of Think Partnership. The exceptional competency of the world class team Brady Whittingham has assembled will foster innovation and provide new growth opportunities throughout our organization. Their expansive reach and fine-tuned knowledge in performance-based interactive direct marketing will enable growth and efficiencies throughout our organization.”

Brady Whittingham stated, “I have spent countless hours with Scott Mitchell and Chief Financial Officer Jody Brown, and the presidents of many of the Think Partnership subsidiaries discussing our planned integration strategy and the shift in focus from acquisitions to operations.  The table is set and this company is about to take its place as a clear leader in the Interactive Marketing and Advertising industry.  I have never been more sure about any phase of my own career as I am right now about my future with Think Partnership. I look forward to the opportunity we have as a company to create our very own success story, and to significantly exceed the expectations of our Investors.”

Think Partnership Inc. is now based in Clearwater, Florida and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in email marketing, and pay-per-click campaign management; online dating; web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents. See www.thinkpartnership.com for more information.

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-QSB for the quarter ended March 31, 2006. The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements.

Contact:

For Think Partnership Inc.:

Xavier Hermosillo, 310-832-2999

Sr. Vice President for Corporate Communications

  and Investor Relations

Xavier@thinkpartnership.com